Exhibit 10.3

DATED	April 18, 2011

EMPLOYMENT AGREEMENT

CONTENTS

1.	DEFINED TERMS & INTERPRETATION	2
2.	APPOINTMENT, POSITION AND TERM	2
3.	EMPLOYEE’S DUTIES	3
4.	WORKING HOURS	4
5.	REMUNERATION, BENEFITS AND REVIEW	4
6.	BONUS	5
7.	OPTIONS	5
8.	EXPENSES	6
9.	EMPLOYEE’S LEAVE AND HOLIDAYS	6
10.	SICKNESS ALLOWANCE	6
11.	CONFIDENTIAL INFORMATION	7
12.	INTELLECTUAL PROPERTY AND MORAL RIGHTS	8
13.	TERMINATION	9
14.	ENTITLEMENTS ON TERMINATION	11
15.	WHAT HAPPENS AFTER TERMINATION OF EMPLOYMENT	12
16.	RESTRAINT ON THE EMPLOYEE’S CONDUCT	13
17.	GENERAL	16
SCHEDULE 1 - INTERPRETATION		19
SCHEDULE 2 - DUTIES (CLAUSE 3.1.1)		21
SIGNING PAGE		22
ANNEXURE 1 - CHANGE IN CONTROL AGREEMENT		23
ANNEXURE 2 - PERSONAL DATA COLLECTION STATEMENT		24

This Employment Agreement is entered into as of April 18, 2011 by and between SciClone Pharmaceuticals Hong Kong Limited (Employer) and Mark Lotter (Employee).

WHEREAS, the Employer desires to employ the Employee upon the terms and conditions as set forth in this Agreement;

WHEREAS, the Employee desires to be employed by the Employer, and to perform the duties assigned to him hereunder, upon the terms and conditions set forth herein; and

WHEREAS, the Employee will be seconded to NovaMed Pharmaceutical Trading (Shanghai) Co. Ltd. (China Sub) and SciClone Pharmaceuticals (China) Limited (SciClone China) pursuant to the terms of a secondment agreement;

NOW, THEREFORE, in consideration of transactions contemplated hereby and the respective covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	DEFINED TERMS & INTERPRETATION

The interpretation provisions of this document are in Schedule 1 and Annexure 1 where relevant.

2.	APPOINTMENT, POSITION AND TERM

2.1	Appointment and position

Subject to the Employee obtaining and maintaining at the Employer’s cost all immigration requirements, the Employer will initially employ the Employee in the position of Chief Executive Officer of the China Sub and SciClone China (CEO) or subject to clause 13.2, such other position as determined by the Employer from time to time of no less equivalent status, reporting to the Chief Executive Officer of SciClone Pharmaceuticals, Inc. (SciClone US) or as the Employer may direct.

2.2	Location

Initially, the Employee will be based in China, although the Employee may be required to travel to Hong Kong or various other locations pursuant to the performance of his duties, and may be required to be based at a different location.

2.3	Commencement

The Employee’s employment in accordance with this Agreement will commence on April 18, 2011 (Effective Date) and will continue for an indefinite period unless and until terminated in accordance with clause 12 below and subject to the terms and where relevant, definitions set out in the Change in Control Agreement annexed to this Agreement as Annexure 1 (Change in Control Agreement).

3.	EMPLOYEE’S DUTIES

3.1	Duties Employee must perform

The Employee must:

3.1.1	perform to the best of the Employee’s abilities and knowledge the duties assigned to the Employee from time to time which may include duties for the benefit of any Related Company of the Employer. The duties initially assigned to the Employee include those listed in Schedule 2;

3.1.2	work such hours as are reasonably necessary to perform the Employee’s duties (overtime is not payable);

3.1.3	use all reasonable efforts to promote the interests of the Employer;

3.1.4	disclose to the Employer any facts which might involve a conflict between the Employee’s interests and the interests of the Employer;

3.1.5	comply with the Employer’s Employee Handbook and all policies of the Employer in place or as varied or replaced from time to time that are intended to apply to the Employee, including by not limited to the FCPA and Insider Trading Policy (although these do not form part of the Employee’s contract of employment); and

3.1.6	comply with all laws and the rules and regulations of external agencies applying to the Employee’s position and the duties assigned to the Employee.

3.1.7	provide to Employer such documents, invoices etc. as may be required to claim maximum deduction from income taxes, which are paid by Employer.

3.2	What the Employee must not do

Without limiting the Employee’s duties, during the Employee’s employment the Employee must not:

3.2.1	act in a manner that could be reasonably deemed to be in conflict with the Employer’s best interests;

3.2.2	on discovery, allow a conflict as provided under clause 3.2.1 between the Employee’s interests and the interests of the Employer to continue;

3.2.3	without the prior approval of the Employer, which approval shall not be unreasonably withheld, prepare to be engaged or involved, or engage or be involved in any business or employment other than for the Employer or where the Employee holds or is interested in investments (quoted or unquoted) representing not more than one percent (1%) of the issued investments of any class of any one such company;

3.2.4	compete with the Employer;

3.2.5	in performing the Employee’s duties, accept any financial or other benefit except from the Employer; and

3.2.6	discriminate or harass another person.

4.	WORKING HOURS

The Employee’s normal working hours shall be 9.00am to 6.00pm with one (1) hour of lunch on Mondays to Fridays and such additional hours as are necessary for the proper performance of the Employee’s duties. The Employee acknowledges that the Employee shall not receive further remuneration in respect of such additional hours.

5.	REMUNERATION, BENEFITS AND REVIEW

5.1	Salary

In respect of the Employee’s job responsibilities as Chief Executive Officer of the China Sub and SciClone China (CEO), the Employer will pay to the Employee an amount in US$ such that the after tax amount to be received shall be US$245,000 per annum, payable monthly in arrears on or about the 28th day of each calendar month and all days in the month are deemed to be fully paid (China salary). The Employer shall assist the Employee with withholding and paying any income tax due in the PRC.

In respect of the Employee’s direct job responsibilities with the Employer outside of the PRC, the Employer will pay the Employee US$82,000 per annum, payable monthly in arrears on or about the 28th day of each calendar month and all days in the month are deemed to be fully paid (HK salary). The Employee is responsible for paying any salaries tax due in HK.

In case of any incomplete calendar month, the China salary and/or HK salary shall be pro-rated according to the number of days, which the Employee has actually worked during such calendar month.

5.2	Payment in Other Currencies

In case any remuneration is paid in a currency other than US$, the US$ amount shall be converted into such currency at an exchange rate which exists as of January 1 of that particular calendar year. This exchange rate will be in effect for all relevant payments throughout the full calendar year until the following calendar year when a new exchange rate will be established accordingly.

5.3	Mandatory Provident Fund

In addition to the Employee’s China salary and HK salary, unless exempted (or to the extent the Employee is exempted), the Employer will contribute the minimum amount required under applicable laws into a MPF. The Employee may elect to make additional contributions, which will have to be provided by the Employee.

5.4	Insurance benefits

In addition to the China salary and HK salary, the Employer will take reasonable steps to provide for the Employee and for the Employee’s spouse and children, at the Employer’s cost, medical insurance capped at US$ 2,103.49 per month as long as the Employee provides written evidence of health insurance in an amount not above the Employer’s contribution.

The Employee will also be entitled to participate in SciClone US’s life insurance plan subject to the terms, conditions and overall administration of SciClone US’s life insurance plan.

5.5	Review

The Employee’s China salary, HK salary and other compensation will initially be reviewed by the Chief Executive Officer of SciClone US on the first anniversary of the Effective Date and may be subject to adjustment at that time; provided, however, that such China salary and HK salary will not be reduced below the annual China salary and HK salary then being paid to the Employee unless a reduction is part of a salary reduction applicable to all members of the Employer’s executive team. Thereafter, the Employee’s China salary, HK salary, and compensation will be reviewed on an annual basis. Any adjustment to the Employee’s China salary, HK salary and/or other compensation will be in the sole discretion of the Chief Executive Officer of SciClone US.

6.	BONUS

6.1	Annual Bonus

In addition to the China salary and HK salary, the Employer may in its discretion pay an annual bonus to the Employee (Target Bonus) with an initial target amount equal to forty-four percent (44%) of the Employee’s annual China salary plus HK salary. The bonus will be earned based on your achievement of business objectives as established annually by SciClone US’s President and Chief Executive Officer.

Such bonus, if earned, shall typically be paid not later than the date that is two and one-half months following the close of the year in which such bonus is earned.

The Target Bonus for the Employee’s first year of employment, (calendar year 2011) will be prorated from the Effective Date to the end of calendar year.

Whether the Employer pays the Employee the Target Bonus and, if so, the amount and date the Bonus is paid, are in the discretion of the Employer and do not give rise to any obligations on the Employer concerning later decisions by the Employer regarding the Target Bonus.

To be entitled to be paid the Target Bonus, the Employee must be employed by the Employer (and not serving notice) on the date the Target Bonus is paid.

Nothing in this clause is intended to restrict the Employer’s right to determine after the end of any Bonus period whether a bonus may be payable to the Employee in a later bonus period and if so, then how much and on what terms.

7.	OPTIONS

The Employee will be granted stock options under SciClone US’s 2005 Equity Incentive Plan, a copy of which will be provided to the Employee after the commencement of employment.

8.	EXPENSES

The Employer will pay or reimburse the Employee for the Employee’s reasonable travel and out of pocket expenses properly substantiated with receipts and approved by the Employer in accordance with the Employer’s business expense reimbursement policy and practices. All reimbursements must be claimed promptly, but otherwise not later than the calendar month after the expense is incurred.

9.	EMPLOYEE’S LEAVE AND HOLIDAYS

9.1	Annual leave

Annual leave will apply as follows:

9.1.1	The Employer will grant the Employee annual leave of 20 Business Days per leave year and pro rata for each incomplete leave year. The Employer has elected to use a common leave year being the 12-month period ending 31 December for the calculation of annual leave.

9.1.2	for annual leave in excess of the minimum statutory requirement, the Employer may grant annual leave on a pro rata basis during the year in which it accrues or in advance;

9.1.3	any annual leave taken will first be applied against any statutory annual leave entitlement;

9.1.4	when taking annual leave, Statutory Holidays, Saturdays and Sundays will not be counted as annual leave days;

9.1.5	untaken annual leave in excess of the minimum statutory requirement will be forfeited, unless otherwise agreed in writing, if not taken in the year it falls due; and

9.1.6	subject to applicable law, on termination of the Employee’s employment other than termination in accordance with clause 13.3 (Termination without notice), the Employer will pay the Employee accrued but untaken annual leave and pro rata annual leave calculated since the end of the last leave year at the rate the Employee would have been paid had the leave been granted.

9.2	Holidays

The Employer will pay the Employee for Statutory Holidays although the Employee is not required to work on these days.

9.3	Rest day

Sunday is a rest day.

10.	SICKNESS ALLOWANCE

The Employee is entitled to sickness allowance in accordance with the provisions of the Employment Ordinance (Cap. 57).

Application for sickness leave for more than one day must be supported by a valid medical certificate. Any sickness leave taken without the support of a valid medical certificate will be deemed to be unpaid or annual leave as appropriate. Any paid sickness leave taken by the Employee will be deducted from the sickness day credits accumulated by the Employee.

The Employee must if requested by the Employer undergo a medical examination by a medical practitioner appointed by the Employer, at the cost of the Employer, and be certified as fit to carry out the inherent requirements of the employment. The Employee consents to the disclosure of the result of any such medical examination to the Employer.

11.	CONFIDENTIAL INFORMATION

11.1	Duty not to disclose

Without limiting the Employee’s duties at law, the Employee must keep Confidential Information confidential.

11.2	Exceptions to duty not to disclose

Notwithstanding clause 11.1, the Employee may disclose Confidential Information:

11.2.1	the Employee is required to disclose in the course of the Employee’s duties with the Employer;

11.2.2	that was public knowledge when this Agreement was signed or became so at a later date (other than as a result of a breach of confidentiality by the Employee); or

11.2.3	that the Employee is required by a court, tribunal or law to disclose (in which event, the Employee must inform the Employer prior to disclosure).

11.3	Disclosure in the course of the Employee’s duties

The Employee may only disclose Confidential Information under clause 11.2.1 if:

11.3.1	the disclosure is solely for the purpose of performing the Employee’s duties with the Employer; and

11.3.2	the disclosure is to persons who:

11.3.2.1	are aware and agree that the Confidential Information must be kept confidential; or

11.3.2.2	have signed any confidentiality obligation required by the Employer from time to time;

11.3.2.3	have a need to know (and only to the extent that each has a need to know); or

11.3.2.4	have been approved by the person or persons nominated by the Employer from time to time.

11.4	Preservation of Confidential Information

The Employee must take whatever measures are reasonably necessary to preserve the Confidential Information, including:

11.4.1	complying with all security measures established to safeguard Confidential Information from access or unauthorised use;

11.4.2	keeping Confidential Information under the Employee’s control; and

11.4.3	not removing Confidential Information from, or accessing Confidential Information from outside, the Employer’s premises without the prior approval of the Employer.

11.5	Notification of breach

The Employee must immediately notify the Employer of any suspected or actual unauthorised use, copying or disclosure of Confidential Information.

11.6	Indemnification

The Employee hereby undertakes to indemnify and keep indemnified the Employer against any loss or damage suffered by the Employer arising from the breach of the Employee’s obligations under this clause 11. Notwithstanding the aforesaid and without prejudice to any other rights or remedies that the Employer may have, the Employee acknowledges and agrees that damages alone would not be an adequate remedy for any breach by the Employee of this clause 11, and accordingly the Employer shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this clause 11.

12.	INTELLECTUAL PROPERTY AND MORAL RIGHTS

12.1	Assignment by Employee

The Employee:

12.1.1	presently assigns to the Employer future Intellectual Property Rights in all inventions, models, designs, drawings, plans, software, reports, proposals and other materials created or generated by the Employee (whether alone or with the Employer, its other employees, agents or contractors) for use by the Employer (or a Related Company of SciClone US); and

12.1.2	acknowledges that by virtue of this clause, on their creation, all such future rights will vest in the Employer.

12.2	Employee’s assistance

The Employee must do all things reasonably requested by the Employer to enable the Employer to assure further the rights assigned under clause 12.1.

12.3	Moral Rights

The Employee:

12.3.1	voluntarily and unconditionally consents to all or any acts or omissions by the Employer, or persons authorised by the Employer, in relation to any and all works made or to be made by the Employee (whether before or after this consent is given) in the course of the employment (Works) which would otherwise infringe the Employee’s Moral Rights;

12.3.2	waives any and all future Moral Rights in the Works; and

12.3.3	acknowledges that the Employee has given this consent

12.3.3.1	voluntarily; and

12.3.3.2	without reliance on any statement or representation made by the Employer, a Related Company of SciClone US or anyone acting on their behalf.

13.	TERMINATION

13.1	Termination with notice or payment in lieu

Either the Employer or the Employee may at any time terminate the Employee’s employment by;

13.1.1	giving to the other notice of 60 days, in writing of their intention to do so; or

13.1.2	paying to the other party a sum calculated in accordance with the Employment Ordinance (Cap. 57) in lieu of the period of notice required in clause 13.1.1.

Either the Employer or the Employee, having given proper notice in accordance with clause 13.1.1, may at any time thereafter terminate the Employee’s employment by paying to the other party such proportion of the sum referred to in clause 13.1.2 as is proportionate to the period between the termination of the Employee’s employment and the time when the notice given would have expired.

Even though the Employee’s position, title or report may change during the employment, unless otherwise agreed the period of notice of termination will not change.

13.2	Employment during notice period

Following the provision of notice to terminate the Employee’s employment by either party or, if the Employer is undertaking an investigation at any time during the employment, the Employer may by written notice require the Employee not to perform any services (or to perform only specified services) for the Employer or any Related Company of the Employer until the termination of the employment or a specified date.

During any period of Garden Leave, the Employer shall be under no obligation to provide any work to, or vest any powers in the Employee, who shall have no right to perform any services for the Employer or any Related Company of the Employer.

During any period of Garden Leave the Employee shall:

13.2.1	continue to receive salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

13.2.2	remain an employee of the Employer and bound by the terms of this Agreement;

13.2.3	not, without the prior written consent of the Employer, attend the Employee’s place of work or any other premises of the Employer;

13.2.4	not, without the prior written consent of the Employer, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, advisor or other business contact of the Employer or any Related Company of the Employer; and

13.2.5	(except during any periods taken as holiday in the usual way) ensure that the Employer knows where the Employee will be and how the Employee can be contacted during each working day and shall comply with any written requests to contact a specified employee of the Employer at specified intervals.

13.3	Termination without notice

The Employee’s employment maybe terminated by the Employer at any time without notice in any of the following circumstances:

13.3.1	theft, fraud, dishonesty, gross negligence or wilful misconduct by the Employee in connection with the performance of his duties;

13.3.2	a wilful breach of the material terms of this Agreement by the Employee;

13.3.3	a material failure to fulfil or perform the Employee’s duties, other than due to illness or injury, which breach or failure is not cured to the reasonable satisfaction of the Chief Executive Officer of SciClone US within (30) days after written notice from the Chief Executive Officer of SciClone US to the Employee;

13.3.4	conviction by a court of a serious criminal offence;

13.3.5	repeated or ongoing failure to comply with the reasonable directions and instructions of the Chief Executive Officer of SciClone US in connection with the performance of the Employee’s duties and responsibilities following an initial notice of warning from the Chief Executive Officer of SciClone US;

13.3.6	use or possession of illicit drugs or abuse of alcohol, while performing the Employee’s duties or while on the Employer’s premises;

13.3.7	commission of any act, or failure to act, in bad faith, which, in the reasonable determination of the Chief Executive Officer of SciClone US, in any material respect impairs the reputation of, or in any material respect harms, the Employer, SciClone US and the Related Companies of SciClone US;

13.3.8	the Employee’s breach of clause 11 (Confidential Information);

13.3.9	discrimination or harassment of any other person by the Employee;

13.3.10	the Employee accepting employment with the Employer in breach of clause 17.1 (Warranties);

13.3.11	bankruptcy of the Employee;

13.3.12	the Employee’s serious breach of any rules issued by the Employer from time to time; or

13.3.13	on any other ground on which the Employer would be entitled to terminate this Agreement without notice at common law.

14.	ENTITLEMENTS ON TERMINATION

14.1	Voluntary Resignation

In the event that the Employee voluntarily resigns from his employment with the Employer, the Employee will be entitled to no compensation or benefits from the Employer other than those earned under clause 5, 6, and 7 of this Agreement through the date of such termination. Voluntary resignation also includes employment termination as a result of the Employee’s death or Disability (as defined in the Change of Control Agreement).

14.2	Termination for Cause

In the event that the Employee’s employment is terminated for Cause, the Employee will be entitled to no compensation or benefits from the Employer other than those to which the Employee is entitled to under statute or under this Agreement.

14.3	Termination without Cause

Provided that:

14.3.1	the Employee’s employment is terminated in circumstances amounting to Termination without Cause;

14.3.2	such termination is not governed by the conditions specified in the Change in Control Agreement;

14.3.3	the Employee signs a general release of known and unknown claims in a form satisfactory to the Employer (which may be in the form of Schedule A to the Change in Control Agreement); and

14.3.4	the Employee resigns from all of Employee’s positions with the Employer, the SciClone US Board as well as other boards of directors of any Related Company of SciClone US;

the Employee will receive the following benefits:

14.3.5	subject to the provisions of clause 14.4 below, continued payment of the Employee’s final China salary plus HK salary, at a rate equal to 110% of the combined China salary plus HK salary for each payroll period for the twelve (12) month period following the date of such Termination without Cause. Such payments will be made in accordance with the Employer’s normal payroll procedures. The Employer shall assist the Employee with withholding and paying any income tax due in the PRC on such payments; and

14.3.6	Employee will be entitled to receive a separation bonus equal to fifty percent (50%) of the average of the Employee’s actual annual bonus paid for the two (2) most recent fiscal years for which bonuses have been paid prior to the termination date. The Employer shall assist the Employee with withholding and paying any income tax due in the PRC on such bonus;

14.3.7	The Employer will continue to pay any premiums resulting from the provision of insurance to the Employee in accordance with clause 5.4 of this Agreement until the earlier of (A) the one year anniversary of the Employee’s Termination without Cause, or (B) the date on which the Employee commences New Employment as defined under the Change in Control Agreement.

14.4	To the extent, if any, required in order to avoid the imposition of additional tax on the Employee or the Employer, the payments set out in clause 14.3.5 and clause 14.3.6 above will not commence until the date occurring six months after the date of Involuntary Termination as defined in the Change of Control Agreement.

14.5	The Employee will be entitled to no other benefits except as described in clauses 14.3.5, 14.3.6 and 14.3.7.

14.6	The execution and delivery by the Employee of this Agreement will constitute also his immediate resignation from all his positions with the Employer as well as from the SciClone US Board and other boards of directors of any Related Company of SciClone US, on the date of the Employee’s Termination without Cause, unless otherwise agreed in writing by the Employer and the Employee.

15.	WHAT HAPPENS AFTER TERMINATION OF EMPLOYMENT

15.1	Requirements following termination

If the Employee’s employment is terminated for any reason, then:

15.1.1	the Employee must resign from the SciClone US Board, the board of directors of a Related Company of SciClone US, without claim for compensation for loss of office, and the Employee authorises the Company Secretary of the Employer to do all things necessary to give effect to such resignations on the Employee’s behalf;

15.1.2	the Employee must return all the Employer’s property (including property leased by the Employer) to the Employer on termination including all written or machine readable material, Confidential Information, software, computers, credit cards, keys and vehicles;

15.1.3	the Employee’s obligations under clause 11 continue after termination; and

15.1.4	the Employee must not record any Confidential Information in any form after termination.

15.2	Employee’s assistance with legal proceedings

After the Employee’s employment ends, the Employer may require the Employee to assist in any threatened or actual legal or other proceedings in which the Employer, SciClone US or a Related Company is involved, for which the Employee will be reimbursed all reasonable costs.

16.	RESTRAINT ON THE EMPLOYEE’S CONDUCT

16.1	Scope of restraint

16.1.1	The Employee shall not directly or indirectly for the Restricted Period be engaged on the Employee’s own account or in the capacity of employee, officer, consultant, adviser, partner, principal or agent in providing the Restricted Services and/or the Restricted Proposed Services for any company which carries on any business or venture which:

16.1.1.1	is or is about to be in competition with any of the Businesses with which the Employee has been concerned or involved to any material extent during the Relevant Period; or

16.1.1.2	requires or might reasonably be thought by the Employer to require the Employee to disclose or make use of any Confidential Information in order to properly discharge the Employee’s duties to or to further the Employee’s interest in that business or venture.

16.1.2	The Employee shall not directly or indirectly for the Restricted Period after the Termination Date hold any Restricted Shareholding in any company which carries on any business or venture which:

16.1.2.1	is or is about to be in competition with any of the Businesses with which the Employee has been concerned or involved to any material extent during the Relevant Period; or in relation to which the Employee at the Termination Date possesses Confidential Information; or

16.1.2.2	requires or might reasonably be thought by the Employer to require the Employee to disclose or make use of any Confidential Information in order to properly discharge the Employee’s duties to or to further the Employee’s interest in that business or venture.

16.1.3	The Employee shall not directly or indirectly, whether on the Employee’s own behalf or on behalf of another person, firm or company:

for the Restricted Period:

16.1.3.1	accept, seek, canvass or solicit any business, orders or custom for any Restricted Services from any Restricted Person;

16.1.3.2	accept, seek, canvass or solicit any business, orders or custom for any Restricted Proposed Services from any Restricted Person;

16.1.3.3	accept, seek, canvass or solicit any business, orders or custom for any Restricted Services from any Restricted Contact;

16.1.3.4	accept, seek, canvass or solicit any business, orders or custom for any Restricted Proposed Services from any Restricted Contact;

16.1.3.5	solicit or entice away or seek to entice away from the Employer or hire any person employed or engaged by the Employer in any of the Businesses in a senior managerial, technical, supervisory, sales or marketing capacity, or who by reason of such employment or engagement is likely to have knowledge of any trade secrets or Confidential Information of the Employer, and was a person with whom the Employee dealt during the Relevant Period in the course of the Duties and;

at any time after the Termination Date:

16.1.3.6	induce or seek to induce by any means involving the disclosure or use of Confidential Information any Restricted Person or Restricted Contact to cease dealing with the Employer or to restrict or vary the terms upon which it deals with the Employer;

16.1.3.7	be held out or represented by the Employee or any other person, as being in any way connected with or interested in the Employer; or

16.1.3.8	disclose to any person, or make use of any Confidential Information.

16.2	Definitions

In this clause, the following words have these meanings.

“Businesses” means specialty pharmaceutical business and any trade or other commercial activity which is carried on by the Employer or a Related Company of SciClone US in China, or which the Employer or a Related Company of SciClone US shall have determined to carry on with a view to profit in the immediate or foreseeable future in China.

“engage in” means to participate, assist or otherwise be directly or indirectly involved as a member, shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier.

“Relevant Period” means the 12 month period immediately preceding the Termination Date.

“Restricted Contact” means any person, firm or company with whom or of which the Employee has dealt or of which or of whom the Employee has knowledge by virtue of the duties in the Relevant Period and who or which shall at the Termination Date be negotiating with or be in material discussions with the Employer for the supply of Restricted Services or Restricted Proposed Services.

“Restricted Period” means the period beginning on the day after the Termination Date equal to twelve (12) months less any period during which the Employer has exercised its right to send the Employee on garden leave pursuant to sub-clause 13.2.

“Restricted Person” means any person firm or company with whom or of which the Employee has dealt or of whom or of which the Employee has knowledge by virtue of the Employee’s duties in the Relevant Period and to whom or of which the Employer shall at any time during the Relevant Period have supplied any Restricted Services.

“Restricted Proposed Services” means any services which are, at the Termination Date, proposed to be provided by the Employer or a Related Company of SciClone US at any time during the 6 months following the Termination Date and in respect of which or the marketing of which the Employee’s duties were directly concerned or for which the Employee was responsible or materially involved during the Relevant Period or in relation to which the Employee possesses Confidential Information at the Termination Date.

“Restricted Services” means any services of a kind which have been provided by the Employer in the ordinary course of the Businesses at any time during the Relevant Period and in respect of which or the marketing of which the Employee’s duties were directly concerned or for which the Employee was responsible or materially involved during the Relevant Period or in relation to which the Employee possesses Confidential Information at the Termination Date.

“Restricted Shareholding” means the direct or indirect control or ownership (whether jointly or alone) of shares in a company which, together with shares held by any person acting in concert with the Employee carry 25% or more of the voting rights of that company.

“Termination Date” means the date on which the employment terminates.

16.3	Evidence of compliance by Employee

The Employer may require the Employee to provide evidence confirming to the satisfaction of the Employer that the Employee is not in breach of clause 16.1.

16.4	Restraint is reasonable

The Employee acknowledges that each restriction specified in clause 16.1 is reasonable and necessary to protect the Employer’s legitimate interests.

16.5	Separate and severable restrictions

Each restriction in clause 16.1 are intended to be separate and severable. If any of these are found to be void, but would be valid if some portion were deleted, then such portions will apply with such modifications as may be necessary to make them valid or effective.

16.6	Notification of restrictions

The Employee agrees that in the event of receiving from any person, company, business entity or other organisation an offer of employment or for services (whether oral or in writing) either during the continuance of this Agreement or during the continuance in force of any of the restrictions set out in clause 11 or 16.1, the Employee will forthwith provide to such offeror a full and accurate copy of these clauses 11 and 15.1 and notify the Employer of such offer.

17.	GENERAL

17.1	Warranties by Employee

The Employee warrants:

17.1.1	other than what the Employee has disclosed to the Employer in writing, the Employee is not involved and has not been involved in any litigation with any previous employer;

17.1.2	other than what the Employee has disclosed to the Employer, that the Employee is not restricted from performing the Employee’s duties for the Employer arising from a restrictive covenant or other non-competition obligation owed to anyone, or a restriction imposed on the Employee concerning the use of any information or the intellectual property rights of anyone;

17.1.3	that the credentials and information provided by the Employee to the Employer (or to the Employer’s agent) touching upon the Employee’s qualifications and ability to perform the duties under this Agreement are true and correct;

17.2	Right to vary

The Employer reserves the right to vary any of the terms and conditions of this Agreement at any time in its reasonable discretion.

17.3	Severability

Part or all of any clause of this Agreement that is illegal or unenforceable will be severed from this Agreement and the remaining provisions continue in force.

17.4	Waiver

The failure of either party at any time to insist on performance of any provision of this Agreement is not a waiver of their right at any later time to insist on performance of that or any other provision of this Agreement.

17.5	Assignment

The Employee cannot assign or transfer any of his obligations under this Agreement.

17.6	Employee’s Successors

All rights of the Employee under this Agreement will inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

17.7	Governing Law

This Agreement is governed by the law applicable in Hong Kong SAR and the parties irrevocably and unconditionally submit to the non-exclusive jurisdiction of the court of Hong Kong SAR.

17.8	Agreement is confidential

This Agreement including any amendments is confidential and may not be disclosed by the Employee to any other person, other than for the purpose of obtaining professional legal or accounting advice, without the prior approval of the Employer.

17.9	Entire agreement

This Agreement (including its Schedules and Annexures):

17.9.1	constitutes the entire agreement between the Employer and Employee as to its subject matter; and

17.9.2	as to its subject matter, supersedes and cancels any contract, deed, arrangement, related condition, collateral arrangement, condition, warranty, indemnity or representation imposed, given or made by the Employer or Employee (or an agent of either of them) prior to entering into this Agreement.

For the avoidance of doubt, any prior arrangements the Employee may have with NovaMed Pharmaceuticals, Inc. and the China Sub are superseded by this Agreement.

17.10	Data privacy

The Employee must sign the Personal Data Collection Statement annexed to this Agreement as Annexure 2.

17.11	Deduction of sums owed

To the extent permitted by law, at any time during the Employee’s employment, or upon its termination (howsoever arising), the Employer shall be entitled to deduct from the Employee’s remuneration (or from any other payments due to the Employee in respect of the employment or its termination) any monies due from the Employee to the Employer including, without limitation, any outstanding loans, advances, overpayment of wages, the cost of repairing any damage or loss to the Employer’s property caused by the Employee (and of recovering the same), excess annual leave pay and any other monies owed by the Employee to the Employer.

17.12	Counterparts

This Agreement may be executed in counterparts.

17.13	Force Majeure

This Agreement shall be terminated with immediate effect and neither party shall be liable for a breach of this Agreement nor liable for any failure in performance of any obligations under this Agreement (save and except the Employee’s post-termination duties set out in clause 11 (Confidentiality) and 16 (Restraint on an Employee’s conduct) which shall survive the termination of this Agreement) arising from or attributable to acts, events, omissions or accidents beyond its reasonable control (Force Majeure Event).

A Force Majeure Event shall include, but is not limited to, any act of God, war, fire, flood, drought, tempest, epidemic or pandemic, terrorist attack and collapse of building structure.

SCHEDULE 1 - INTERPRETATION

1.	DEFINITIONS

In this document, unless the context otherwise requires, the following words have these meanings.

Business Day means any day in Hong Kong SAR other than Saturdays, Sundays and a general holiday as defined in the General Holidays Ordinance Cap. 149.

Board means the board of directors of the Employer.

Cause means any termination by the Employer in accordance with clause 13.3.

Confidential Information means all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records, reports), which is disclosed by the Employer, SciClone US or a Related Company of SciClone US to Employee, or is obtained by Employee through observation or examination of the foregoing. “Confidential Information” also includes proprietary or confidential information of any third party who may disclose such information to the Employer, SciClone US or a Related Company of SciClone US or Employee in the course of the Employer’s, SciClone US’s or a Related Company of SciClone US’s business.

Garden Leave means any period during which the Employer has exercised its rights under clause 13.2.

Insurance means the insurance benefits provided to the Employee in accordance with clause 5.4.

Intellectual Property Rights means all intellectual property rights including without limitation:

(a)	patents, copyrights, rights in circuit layouts, registered designs, trademarks and the right to have Confidential Information kept confidential; and

(b)	any application or right to apply for registration of the rights in (a).

Moral Rights means any and all rights conferred by Division IV Part II of the Copyright Ordinance Cap. 528.

MPF means a mandatory provident fund as defined in the Mandatory Provident Fund Schemes Ordinance Cap. 485.

Related Company has the meaning as that term is defined in section 49BA(9) of the Companies Ordinance Cap. 32.

SciClone US Board means the board of directors of SciClone Pharmaceuticals, Inc., a Delaware corporation.

Statutory Holidays mean the statutory holidays as defined in the Employment Ordinance (Cap. 57).

Termination without Cause means any termination by the Employer without Cause and not as a result of the employee’s death and disability.

2.	INTERPRETATION

In this document, unless the contrary intention appears:

(a)	(singular/plural) words denoting the singular include the plural and vice versa;

(b)	(reference to any instrument) a reference to any instrument (such as a deed, agreement or document) is to that instrument (or, if required by the context, to a part of it) as amended, novated, substituted or supplemented at any time and from time to time;

(c)	(headings) headings are for ease of reference only and do not affect the meaning of this document.

(d)	($) a reference to $ is a reference to Hong Kong dollars.

(e)	(US$) a reference to US$ is a reference to United States dollars.

3.	SCHEDULE AND ANNEXURE

The Schedules and annexure form part of this document.

SCHEDULE 2 - DUTIES (CLAUSE 3.1.1)

The Employee’s primary duties and responsibilities shall initially include, without limitation:

1.	overseeing and directing the overall business and operations of the Employer in the People’s Republic of China (PRC);

2.	establishing business strategy for PRC;

3.	hiring, mobilizing and developing the senior management team in PRC;

4.	setting and delivering on a fiscal budget for the overall operations in PRC;

5.	proposing commercial ventures and business relationships in PRC;

6.	advising Employer and SciClone US on material business matters including market and regulatory changes, trends affecting or relevant to the business in PRC;

7.	carrying out the directives of SciClone US and the SciClone US Board and performing such other duties as SciClone US and the SciClone US Board may request from time to time;

8.	assessing potential new products for Employer and discuss and negotiate with foreign companies licensing possibilities and potential terms of such licensing possibilities; and

9.	inspecting product suppliers for contracted and in-licensed products at foreign manufacturing sites.

[Remainder of page left intentionally blank]

SIGNING PAGE

IN WITNESS whereof this Agreement has been executed and delivered as a Deed on the day and year first before written.

Executed as a deed by SciClone Pharmaceuticals

Hong Kong Limited acting by Dr. Friedhelm

Blobel, a Director and Gary Titus, a Director

/s/ F. Blobel
Signature of director Director

/s/ G. Titus
Signature of director/secretary Director

SIGNED SEALED AND DELIVERED BY Mark Lotter:

In the presence of:	/s/ Mark Lotter
Signature of witness	Signature of employee

[Signature Page to Employment Agreement]

ANNEXURE 1 - CHANGE IN CONTROL AGREEMENT

ANNEXURE 2 - PERSONAL DATA COLLECTION STATEMENT

Your privacy is important to SciClone Pharmaceuticals Hong Kong Limited (‘Company’).

Throughout the course of your employment with the Company, the Company needs to collect personal data from you and about you. The type of information that may be collected includes (but is not limited to):

•	Recruitment, engagement or training records;

•	Information about your medical condition;

•	Information regarding termination of employment;

•	Terms and conditions of employment;

•	Personal and emergency contact details;

•	Performance, conduct and disciplinary records;

•	Remuneration details, bonus and share plan information;

•	Membership of professional associations or trade unions;

•	Leave records (including annual leave, sick leave and maternity leave);

•	Taxation, banking and mandatory provident fund details;

•	Health and safety information;

•	Any other information that you provide to the Company.

The purposes for which the Company collects this data is for use concerning your employment or working relationship with the Company and for various human resources, management and reporting purposes.

The Company from time to time transfers your personal data to the following classes of persons:

•	a Related Company (as defined in section 49BA(9) of the Companies Ordinance Cap.32);

•	the Company’s insurers and banks;

•	medical practitioners appointed by the Company;

•	administrator of the Company’s mandatory provident fund scheme;

•	outside parties involved in a merger, acquisition or due diligence exercise;

•	companies the Company engages to perform the functions listed above on the Company’s behalf; and

•	anyone you authorise.

If you do not provide complete and accurate personal data to the Company as and when it is required, there may be potentially serious consequences for you and, depending on the circumstances, your future employment relationship with the Company.

It is the Company’s policy to retain certain personal data of employees when they cease to be employed. This data may be required for any residual employment-related activities, including for example, provision of references, processing of applications for re-employment, matters relating to retirement benefits and allowing the Company to fulfil any of the Company’s contractual or statutory obligations.

To the extent applicable law allows, you may request access to, and correction of, your personal data in relation to your employment. For any further information, please contact Friedhelm Blobel Please indicate your understanding and acceptance of the above by signing and returning the acknowledgement form below to Friedhelm Blobel.

Acknowledgment

I have read and fully understand the above contents and acknowledge that I accept these terms voluntarily and freely.

Mark Lotter	/s/ Mark Lotter
Name of employee	Signature of employee

4/18/11

Date

[Signature Page to Personal Data Collection Statement]